			EXHIBIT 8.1

Principal Subsidiaries

At 31 December 2006	Country	Percentage of voting share capital held	Principal activity
UK
AstraZeneca UK Limited	England	100[1]	Research and development, manufacturing, marketing
AstraZeneca Reinsurance Limited	England	100	Insurance and reinsurance underwriting
AstraZeneca Treasury Limited	England	100	Treasury
Continental Europe
NV AstraZeneca SA	Belgium	100	Manufacturing, marketing
AstraZeneca Dunkerque Production SCS	France	100	Manufacturing
AstraZeneca SAS	France	100	Research, manufacturing, marketing
AstraZeneca GmbH	Germany	100	Development, manufacturing, marketing
AstraZeneca Holding GmbH	Germany	100	Manufacturing, marketing
AstraZeneca SpA	Italy	100	Manufacturing, marketing
AstraZeneca Farmaceutica Spain SA	Spain	100	Manufacturing, marketing
AstraZeneca AB	Sweden	100	Research and development, manufacturing, marketing
AstraZeneca BV	The Netherlands	100	Marketing
The Americas
AstraZeneca Canada Inc.	Canada	100	Research, manufacturing, marketing
IPR Pharmaceuticals Inc.	Puerto Rico	100	Development, manufacturing, marketing
AstraZeneca LP	US	99	Research and development, manufacturing, marketing
AstraZeneca Pharmaceuticals LP	US	100	Research and development, manufacturing, marketing
Zeneca Holdings Inc.	US	100	Manufacturing, marketing
Asia, Africa & Australasia
AstraZeneca Pty Limited	Australia	100	Development, manufacturing, marketing
AstraZeneca KK	Japan	80	Manufacturing, marketing

1 Shares held directly